UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Chemomab Therapeutics Ltd.

(Name of Registrant as Specified In Its
Charter)

(Name of Person(s) Filing Proxy
Statement, if other than the
Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 7, 2022

The following information supplements the proxy statement of Chemomab Therapeutics Ltd. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on April 28, 2022 (the “Proxy Statement”), in connection with the solicitation of proxies by the board of directors of the Company for the annual meeting (the “Annual Meeting”) scheduled to be held at 4:30 p.m., local time, on June 7, 2022 at Meitar | Law Offices, located at 16 Abba Hillel Road, 10th floor, Ramat Gan 5250608, Israel. This supplement to the Proxy Statement (this “Supplement”) is being filed with the SEC on May 31, 2022.

Except as described in this Supplement, the information disclosed in the Proxy Statement remains in full force. To the extent that information in this Supplement differs from information disclosed in the Proxy Statement, the information in this Supplement will apply.

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

The purpose of this Supplement is to withdraw the proposal for shareholders to approve additional equity grants to certain of the Company’s directors and certain changes to the Company’s director compensation package, all in compliance with the Company's Compensation Policy (“Proposal 3”). The Company is no longer pursuing shareholder approval of Proposal 3. The Company will hold the Annual Meeting as previously scheduled, and at the Annual Meeting, the Company intends to hold the vote on all matters in the Proxy Statement, except Proposal 3. No vote will be taken with respect to Proposal 3 at the Annual Meeting. Therefore, any votes cast regarding Proposal 3 will neither be tabulated nor reported.

ADDITIONAL INFORMATION

If you have questions about the Annual Meeting, need additional copies of the Proxy Statement or need to obtain proxy cards or other information related to the proxy solicitation, you may contact the Corporate Secretary (or, in the absence thereof, by the Chief Executive Officer of the Company) at our registered office in Israel:

Corporate Secretary
Kiryat Atidim,
Building 7,
Tel-Aviv, 6158002
Israel

Your vote is important. Instructions for voting your shares at the Annual Meeting are included in the Proxy Statement. If you have previously voted your shares and do not wish to change your vote, you do not need to take any further action. If you have previously voted your shares, voting again will supersede your previous vote, regardless of how you previously voted (i.e., by telephone, Internet or mail).